Exhibit 10.10
BRAVO DEVELOPMENT, INC. — SAED MOHSENI
Employment Term Sheet
Saed Mohseni (“Mohseni”) agrees to serve Bravo Development, Inc. (the “Company”) as its Chief Executive Officer on the following terms and conditions:

Title:	Chief Executive Officer

Base Salary:	$518,000 per annum payable in accordance with the Company’s normal payroll practices (the “Base Salary”).

Bonus:	Annual bonus opportunity contingent on achievement of corporate and/or individual performance goals established by Company’s Board of Directors in its discretion. Bonus targeted at 30% of Base Salary. The Company will guarantee a bonus of $120,000 for 2007. Except for 2007, minimum and maximum bonus targets to be set by Company’s Board of Directors annually.

Equity:	Company will grant Mohseni options to acquire 65,625 shares of the Company’s common stock. Those options will vest at the rate of 25% on each anniversary of the date of grant. All options will become immediately fully vested upon the occurrence of an Approved Sale (as defined in the Incentive Plan. They will become exercisable based on the IRR (Internal Rate of Return) and return multiple of the investment in BDI by investment funds managed by Bruckman, Rosser, Sherrill, and Castle Harlan Inc. (the “Investors”) as set out in the Company’s standard form of Option Agreement.

Options and any common stock acquired on exercise of options will be subject to the terms of the Bravo Development, Inc. Incentive Plan (the “Incentive Plan”) and the New Investors Securities Holders Agreement by and among Bravo Development, Inc., Bravo Development Holdings LLC and the other investors named therein dated as of June 29, 2006. Mohseni will sign a joinder to that agreement if requested to do so by the Company.

If, upon an Approved Sale or other exit transaction, defined as a transaction in which the Investors sell or otherwise liquidate more than 50% of their Company securities (an “Exit Event”) while Mohseni is employed by the Company, the sum of (1) the total amount receivable by

Mohseni with respect to any unexercised options and (2) the excess of any amount receivable with respect to all shares of common stock acquired on exercise of any options over the price paid by Mohseni to exercise those options, is less than $3 million, the Company will pay Mohseni, at or within 10 business days following the Approved Sale or Exit Event, the lesser of (A) the excess of $3 million over the sum of the amounts described in (1) and (2) or (B) the amount, if any, by which the Net Proceeds (as defined in the Incentive Plan) realized by the Investors upon that Approved Sale or Exit Event exceeds the amount necessary to provide a 5% IRR (as defined in the Incentive Plan) to the Investors on their investment in the Company (for the avoidance of doubt it is understood that the Investors will participate in those Net Proceeds in proportion to their equity investments).

Insurance:	Standard Executive Package to include full family medical, dental and vision coverage; individual coverage to include short and long term disability and life insurance of one (1) times salary. Mohseni to pay premiums, currently $220.00 per month, as per Company policy applicable generally to senior executives.

401K:	Mohseni will be entitled to participate on terms and conditions applicable to other senior executives of the Company.

Vacation:	Four (4) weeks vacation per year.

Other Benefits:	Mohseni will be entitled to participate in all other benefit programs offered generally to other employees of the Company.

Expenses:	The Company will promptly reimburse Mohseni for all reasonable out of pocket expenses incurred by him in the course of performing his duties for the Company with respect to travel, entertainment and other business expenses, provided such expenses are properly document and incurred in accordance with Company policy.

Severance:	Mohseni’s employment with the Company will continue under the terms hereof until such employment is terminated by either party. If Mohseni’s employment with the Company is terminated by the Company without Cause or by Mohseni for Good Reason, Mohseni will be entitled to severance of two (2) years Base Salary, payable at normal payroll intervals. Severance pay shall not be subject to offset or mitigation.

“Cause” means: (1) fraud or material dishonesty in connection with

Mohseni’s performance of his duties for the Company, (2) the failure by Mohseni (other than by reason of disability), as determined in the good faith reasonable judgment of the Company’s Board of Directors (the “Board”), to substantially perform the lawful duties of his position, including as directed by the Board, which failure is not cured, if reasonably susceptible of cure, within 10 business days after delivery of written notice thereof to Mohseni, or (3) Mohseni’s conviction of a felony, or plea of guilty or nolo contendere to, a charge of commission of a felony or (iv) commission of any act, or violation of any law, that in the good faith judgment of the Board could reasonably be expected to bring material disrepute to the Company or adversely affect Mohseni’s ability to perform his duties for the Company.

“Good Reason” means (1) the Company reduces the amount of the Base Salary, (2) the Company fails, in any material respect, to pay timely the Base Salary or other benefits required to be provided by the Company hereunder, (3) the Company materially reduces the overall benefits required to be provided to Mohseni hereunder, other than, in the case of clauses (1) or (3), in connection with, and proportionate to, an overall reduction in compensation or benefits provided to the Company’s senior executives, or (4) any change of Mohseni’s principal office location to a location more than 50 miles from Columbus, Ohio; provided, that in order for Mohseni’s termination for Good Reason to be effective hereunder, (A) notice of Mohseni’s intent to terminate for Good Reason must be given to the Company within 30 days of the event giving rise to Good Reason and (B) the Company must not have cured such event, if reasonably susceptible of cure, within 10 business days after receiving written notice thereof from Mohseni.

Start Date:	No later than January 15, 2007

Relocation:	Company will reimburse reasonable expenses of temporary housing (up to 5 months), 2 house hunting trips, packing and unpacking, moving, and real estate commissions and closing costs.

Restrictive Covenants:	Mohseni agrees:

1. He will not compete with the Company during his employment and for a period of two years thereafter. For this purpose competition shall be defined as engaging in the casual Italian restaurant business;

2. He will keep all Company confidential information confidential and will neither disclose nor use that information except on the Company’s business;

3. He will not solicit the Company’s senior executives, senior managers or key employees (including Regional Managers, Store Managers or Executive Chefs) to leave the Company for two years following his termination of employment; and

4. He will not attempt, for two years following his termination, to interfere with the Company’s relationships with its suppliers, lessors, licensors or licensees.

Dispute Resolution:	By arbitration under the rules of the American Arbitration Association (“AAA”); to be held in Columbus, Ohio. The arbitrator will have the authority to award reasonable attorney fees and other costs to the prevailing party. Except as otherwise provided by the arbitrator, each party to any arbitration shall pay shall pay any legal and other expenses incurred in connection with the arbitration, except that the parties with share equally in any filing fees associated with such arbitration.

Withholding of Taxes:	All payments are subject to legally required tax and other withholdings

Governing Law:	Ohio.

Assignment:	Requires written consent for either party to assign; except (1) Company may assign to successor to Company’s business and (2) any payments due Mohseni following his death are payable to his heirs, assigns or designees.

Miscellaneous:	If any portion of this agreement is held by an arbitrator or a court of competent jurisdiction to conflict with any federal, state or local law, or to be otherwise invalid or unenforceable, such portion of this agreement will be enforced to the maximum extent allowed under such provision or law, or if it cannot be so enforced will be of no force or effect and this agreement will otherwise remain in full force and effect and be construed as if such portion had not been included in this agreement. This agreement and the documents referred to herein contain the entire agreement and understanding of the parties and supersede all prior discussions, agreements and understandings relating to the subject matter hereof. This agreement may not be changed or modified, except by an agreement in writing executed by the party against whom such amendment or modification is to be enforced. This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned. Execution and delivery of this agreement by facsimile or similar transmission will be effective for all purposes.

Accepted and Agreed to:

Bravo Development Company, Inc.

/s/ Saed Mohseni Saed Mohseni	By:	/s/ Alton F. Doody, III

Date: 1/12/07		Date: 1/5/07

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